Exhibit 99.1
AMERICAN REPROGRAPHICS COMPANY COMPLETES REFINANCING OF
$350 MILLION SENIOR SECURED CREDIT FACILITIES
~ New terms create opportunity to pursue share repurchase ~
WALNUT CREEK, California (December 6, 2007) — American Reprographics Company (NYSE: ARP), the nation’s leading provider of reprographics services and technology, today announced that it completed the refinancing of its existing credit facilities. The Company’s new senior secured credit facilities consist of a five-year $275 million term loan and a five-year $75 million revolving credit facility, both increases from the Company’s current $264 million outstanding term loan and $30 million revolving credit facility. The new facilities were priced at LIBOR plus 175 basis points and were provided by a syndicate of international banks led by J.P. Morgan Securities Inc. and Wachovia Capital Markets LLC, as Joint Lead Arrangers and Joint Bookrunners, and Bank of America and Wells Fargo, as Documentation Agents.
The refinancing provides American Reprographics Company with greater financial flexibility while allowing for a continuation of the Company’s strategic acquisition program. The new agreement also is structured to allow the Company to pursue stock repurchases of up to $200 million, subject to certain financial conditions, primarily with proceeds from permitted subordinated debt.
“We are extremely pleased with this outcome,” stated K. “Suri” Suriyakumar, President and CEO of American Reprographics Company. “At a time when the credit markets are tough and market conditions are volatile, increasing the size of our facilities with such attractive terms is a testament to the underlying strength of our business. Moreover the fact that some of the world’s leading banks have stamped their approval on these facilities after extensive due diligence and a thorough review of our financials is very gratifying.” Mr. Suriyakumar also noted, “Our previous credit agreement contained restrictions that prohibited the Company from engaging in any stock repurchase transactions. ARC has been authorized to repurchase up to $150 million of its common shares, and the new agreement provides us opportunities to do so, primarily by issuing subordinated debt.”
“Substantially increasing our credit facility provides more financial flexibility for future growth initiatives.” said Jonathan Mather, Chief Financial Officer of American Reprographics Company. “We are pleased with the pricing of this loan relative to today’s tight credit market, as well as Standard & Poor’s improved rating of investment grade BBB- and Moody’s rating of Ba2 on the new facilities.”
About American Reprographics Company
American Reprographics Company is the leading reprographics company in the United States providing business-to-business document management technology and services to the architectural, engineering and construction, or AEC industries. The Company provides these services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality, which also require sophisticated document management services. American Reprographics Company provides its core services through its suite of reprographics technology products, a network of more than 300 locally-branded reprographics service centers across the U.S., and on-site at more than 4,000 customer locations. The Company’s service centers are arranged in a hub and satellite structure and are digitally connected as a cohesive network, allowing the provision of services both locally and nationally to more than 140,000 active customers.

Forward-Looking Statements Disclaimer
This press release contains forward-looking statements that fall within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of the Company. Words such as “opportunity,” “allow the company to pursue,” “underlying strength,” “future growth initiatives,” and similar expressions also identify forward-looking statements. We wish to caution you that such statements are only predictions and actual results may differ materially as a result of risks and uncertainties that pertain to our business. These risks and uncertainties include, among others:
•	Future downturns in the architectural, engineering and construction industries could diminish demand for our products and services in the U.S and China;

•	Competition in our industry and innovation by our competitors may hinder our ability to execute our business strategy and maintain our profitability;

•	Failure to anticipate and adapt to future changes in our industry could harm our competitive position;

•	Failure to manage our foreign business units including our inability to integrate and merge the business operations of partner companies, and failure to retain key personnel and customers of partner companies could have a negative effect on our future performance, results of operations and financial condition;

•	Dependence on certain key vendors for equipment, maintenance services and supplies, could make us vulnerable to supply shortages and price fluctuations;

•	Damage or disruption to our facilities, our technology centers, our vendors or a majority of our customers could impair our ability to effectively provide our services and may have a significant impact on our revenues, expenses and financial condition;

•	If we fail to continue to develop and introduce new services successfully, our competitive positioning and our ability to grow our business could be harmed.
The foregoing list of risks and uncertainties is illustrative but is by no means exhaustive. For more information on factors that may affect future performance, please review our SEC filings, specifically our annual report on Form 10-K for the year ended December 31, 2006, our final prospectus supplement dated March 8, 2007, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007. These documents contain important risk factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. These forward-looking statements are based on information as of December 6, 2007, and except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.
Contacts:

David Stickney	David Pasquale
VP of Corporate Communications	The Ruth Group
Phone: 925-949-5100	Phone: 646-536-7006
Email: davidstickney@e-arc.com	Email: dpasquale@theruthgroup.com